Company Release

STARTEC ANNOUNCES THE ACQUISITION OF PCI COMMUNICATIONS, INC.
SOLIDIFIES ASIAN PRESENCE

December 15, 1998 -- Startec Global Communications Corporation, headquartered in Bethesda, Maryland (NASDAQ: STGC), announced today that it has acquired all of the stock of PCI
Communications, Inc. (PCI), a provider of voice and data services located in the Pacific Rim.

"With PCI's strategic position on the island of Guam, this acquisition bolsters our presence in the Asian telecom markets, particularly in Hong Kong, Korea, China, and the Philippines. In addition, PCI's management team brings over 20 years of experience in telecommunications in Asia to our company," said Ram Mukunda, President and Chief Executive Officer of Startec. "This acquisition enhances our ability to provide a full suite of telecommunications services to ethnic communities who call into the emerging markets from North America and Western Europe."

PCI has signatory status on the TPC-5, Guam-Philippines and China-U.S. cables and provides "dial-1" and ISP services to residential and business customers in Guam. The cable ownership accelerates the Company's network deployment in the Asia - Pacific Region and will also allow Startec to access a U.S.-based satellite line of sight that extends from Southeast Asia to Central Europe.

In conjunction with the capacity obtained on the Sea-Me-We-3 cable through the previous purchase of Trans-Pacific Technologies in September, the acquisition of PCI significantly expands the Company's Asia-Pacific network and provides it with an opportunity to transmit traffic on its own network into numerous Asian countries.

"This immediate access to three trans-Pacific cables will lower our cost base to key Asian markets and will allow us to offer a wider array of services to our Asian customers in the U.S. and Europe," said Prabhav Maniyar, Startec Chief Financial Officer.

The acquisition of PCI boosts the Company's cable ownership to ten different cable systems. Startec is a signatory owner on the Sea-Me-We-3 (SMW-3) cable, which connects 34 countries in Europe, the Middle East and Asia, and on the Columbus III cable, a trans-Atlantic cable. The Company also owns IRUs on the CANUS 1, CANTAT-3, Columbus II and TAT-14 fiber optic undersea cables, as well as DS-3 capacity on the Gemini trans-Atlantic cable.

Startec Global Communications is a facilities-based long distance carrier, which markets its services to select ethnic US residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination arrangements, allowing the Company to terminate traffic worldwide.

Except for the historical information contained herein, this release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21 of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors, such as changes in market conditions, government regulation, technology, the international telecommunications industry, the global economy, availability of transmission facilities, management of rapid growth, entry into new and developing markets, competition, customer concentration and attrition, and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC filings.

CONTACT:    Prabhav V. Maniyar
            Chief Financial Officer
            (301) 365-8959